EXHIBIT 99.1


                                        Contact:  Robert A. Lerman
                                                    860-683-2005
NEWS   RELEASE                                      OTCBB:  TDYT
                                                    November 7, 2006

      THERMODYNETICS REPORTS 3 AND 6 MONTH REVENUE INCREASES OF 29% AND 27%
                 OF WHICH A MAJORITY RELATES TO METAL SURCHARGES
          OPERATING MARGINS RETRACT BECAUSE OF UNRECOVERED METAL COSTS

            THERMODYNETICS EMBARKS ON SEARCH FOR SUITABLE ACQUISITION

WINDSOR, CT - Tuesday, November 7, 2006 - Thermodynetics, Inc. (TDYT: OTCBB)


      Net sales for the three months ended September 30, 2006 increased 29% to $5,865,000 a 29% over the prior year period and for the six months increased 27% to $11,545,000. A majority of the sales increase relates to the pass through of higher metal costs. The sales levels represent a record in any three or six month period for continuing operations.

      The overall demand of condenser/evaporator coils for the housing market has remained at higher levels than in prior years, despite reports of reduced residential construction. The Company's enhanced surface titanium tubing has captured a large part of the swimming pool heater market; other applications for titanium tubing are being investigated. Shipments of commercial boiler tubing remains strong.

      Cost of sales approximated 82% and 79% of net sales in the three and six months of the 2007 fiscal year compared to 73% and 74% in fiscal 2006. The cost of copper and nickel rose sharply between March and May 2006 to record levels and have moderated since; nickel continues to rise unabatedly. The net impact has been a significant reduction in gross margin and a higher inventory carrying value; the balance sheet inventory value is 20% higher than at March 31, 2006. To combat the eroding margin, pricing initiatives and a wide spread training program to improve efficiencies have been initiated.

      Staff additions and other investments have been made and are planned in order to expand product development activities in heat reclamation and to pursue titanium based heat exchanger applications, and for general sales activities.

      Income from continuing operations for the September 2006 six months was $2,830,000 compared to $338,000 for the 2005 period. Excluding the gain from the sale of equity in Turbotec Products Plc completed in May 2006, income before income taxes and minority interest increased 3% over the prior year. The operations of a former manufacturing subsidiary, Vulcan Industries, ceased in September 2005 and Vulcan has been reflected as a discontinued operation in the financial statements.

      At September 30, 2006 consolidated working capital was $4.77 million compared to a negative $1.68 million at March 31, 2006, which resulted from the May 2006 offering. Aggregate debt related to continuing operations at September 30, 2006 was reduced to $2.4 million vs. $6.2 million at March 31, 2006.

      The Company has initiated a search for a suitable acquisition and has begun to circulate its ideal acquisition criteria which include a) a business in metals manufacturing, b) having a proprietary product or service, engineering oriented, c) with net revenues of $6 - $60 million and positive cash flow, d) continuing management and established sales force, and e) an OEM

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customer  base  with  growing  market,   international   preferred.   A  summary
description of a suitable candidate should be forwarded to Robert A. Lerman, President and CEO.


FORWARD LOOKING STATEMENTS

      This report contains certain forward-looking statements regarding the Company, its business prospects and results of operations that are subject to certain risks and uncertainties posed by many factors and events that could cause the Company's actual business, prospects and results of operations to differ materially from those that may be anticipated by such forward-looking statements. Factors that may affect such forward-looking statements include, without limitation: the Company's ability to successfully and timely develop and finance new projects, the impact of competition on the Company's subsidiary's revenues, changes in unit prices, and supply and demand for the Company's tubing product lines in the markets served.

      When used, words such as "believes," "anticipates," "expects," "continue", "may", "plan", "predict", "should", "will", "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may subsequently arise. Readers are urged to carefully review and consider the various disclosures made by the Company in this report, news releases, and other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business.

                                   Figures in $000's, Except for Per Share Data

                                     Three Months Ended       Six Months Ended
                                       September 30,            September 30,
                                      2006       2005        2006        2005
                                   ---------  ---------   ---------   ---------
Net Sales                          $   5,865  $   4,532   $  11,545   $   9,065
Operating Income                   $     271  $     413   $     666   $     723
Income from Continuing
  Operations Before Income Taxes   $     152  $     300   $   2,507   $     493
Provision for Income Taxes         $      73  $     115   $     215   $     155
Income From Continuing Operations  $      79  $     185   $   2,830   $     338
Income (Loss) from Discontinued
  Operations, Net of Tax           $       0  $    (973)  $      (9)  $  (1,069)
Net Income (Loss)                  $      79  $    (788)  $   2,821   $    (731)

Weighted Shares Outstanding-
     Basic and Diluted             4,027,361  3,968,782   4,021,201   3,961,282

Earnings (Loss) Per Share-
     Basic and diluted
From Continuing Operations         $     .02  $     .05   $     .70   $     .09
From Discontinued Operations       $       0  $    (.25)  $       0   $    (.27)
Total Earnings (Loss) Per Share    $     .02  $    (.20)  $     .70   $    (.18)


                              ABOUT THERMODYNETICS
                              --------------------

Through its Turbotec Products, Plc subsidiary, Thermodynetics manufactures high performance, high quality heat exchangers, fabricated metal components and flexible connector products for heat transfer, transportation, and plumbing applications. The Company markets its tubing products to customers in the space conditioning, refrigeration, automotive, biomedical, plumbing,
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appliance, water heating and aerospace industries.  Turbotec is quoted on AIM (a
market   operated  by  the  London  Stock   Exchange)  under  the  symbol  TRBO.
Thermodynetics also owns a nominal interest in a private Belgium company that is engaged in the nutraceutical industry by providing natural, bioactive chemical
compounds  that  have  health   promoting,   disease   preventing  or  medicinal
properties. An investment was recently made in a US company that offers a specialized approach to the RFID (radio frequency identification) industry, with an orientation to medical facilities.